Exhibit 99.1

SeeBeyond Raises $15 Million in Common Equity

MONROVIA, Calif.—(BUSINESS WIRE)—Dec. 20, 2001—SeeBeyond (Nasdaq:SBYN-news), the leading global provider of eBI solutions, today announced that it has raised $15 million in additional equity financing through the private sale of approximately 2.6 million shares of SeeBeyond common stock to a group of institutional investors. The additional financing will be used as working capital to support the Company's accelerated growth strategies.

No warrants or other securities were issued in this transaction. SeeBeyond has agreed to register for resale the shares sold in this transaction. This press release does not constitute an offer of any securities for sale.

About SeeBeyond

As the leading global provider of eBI(TM) solutions, SeeBeyond (Nasdaq:SBYN-news) enables the seamless flow of information within and among enterprises in real time. The SeeBeyond eBI Suite offers a rapidly deployable and infinitely scalable infrastructure for seamless application integration, dynamic business-to-business connectivity and robust business process optimization. SeeBeyond has more than 1,580 customers worldwide, including ABB, ABN Amro, Barnes & Noble.com, Bausch & Lomb, BHP Billiton, DuPont, Florida Power & Light, Fluor Daniel, General Motors, Hewlett-Packard, Pfizer and Sprint. Key global business and technology consulting partners include Accenture, EDS, Computer Sciences Corporation, Cap Gemini Ernst & Young, KPMG Consulting and PricewaterhouseCoopers. Software partners include BroadVision, Oracle, Retek, SAP and Siebel Systems.

SeeBeyond has global headquarters in Monrovia, Calif. and sales and marketing headquarters in Redwood Shores, Calif. For more information, please visit www.seebeyond.com.

Note to Editors: eBI is a trademark of SeeBeyond Technology Corporation. All other trade names are the property of their respective owners.

Certain statements in this press release, including those related to the Company's use of proceeds from the private equity financing transaction, the Company's future growth strategies and its expected cash level, constitute forward-looking statements as that terms is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Actual results in future periods are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks include the level of demand for our products and services from new and existing customers, the timing and level of information technology-related spending, the general state of the economy, unpredictable and lengthy sales cycles, dependence on revenues from a single software suite, dependence on the success of the Company's relationships with system integrators and other partners, and the impact of competition in the market for eBusiness integration software. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission, including its Annual Report filed on Form 10-K for the year ended December 31, 2000, and its quarterly reports on Form 10-Q. The Company does not undertake to update any forward-looking statements.

Contact:

  SeeBeyond
  Andrea Williams, 650/622-2188 (Investor Relations)
   awilliams@seebeyond.com
  Kristi Rawlinson, 650/622-2128 (Public Relations)
   krawlinson@seebeyond.com